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                                                                   EXHIBIT 10.21


Description of Investment Management Contracts

In the ordinary course of business, the Company's registered investment adviser subsidiaries enter into investment management agreements with open-end and closed-end registered investment companies (collectively, "Managed Funds") and with individual accounts (collectively, "Managed Accounts") to which they provide investment management services. The Company does not consider any single investment management agreement to be material to its business; however, collectively these agreements represent virtually all of the Company's revenues.

Investment management agreements with each Managed Fund are approved initially by the Managed Fund shareholders and their continuance must be approved annually by the board of trustees which oversees the funds, all but one of whom are independent of the Company, as required under the Investment Company Act of 1940 (the "40 Act"). These agreements may be terminated by the Managed Fund or the adviser for any reason upon 60 days' written notice without penalty and terminate automatically upon assignment (as defined under the Investment Company Act of 1940), which term includes a change of control of the adviser. The investment contracts with the Managed Funds collectively provide a majority of the Company's annual revenues. The termination of all or a significant portion of the investment management agreements would be material to the Company and its subsidiaries.

Investment management agreements with Managed Accounts generally provide that they can be terminated by the client for any reason upon a specified period of written notice and may not be assigned by the adviser without the client's consent. Many of the agreements for Managed Accounts involve clients who are participants in "wrap fee" or other programs sponsored by unaffiliated broker dealer or investment advisory firms. Under these programs the Company's subsidiaries may provide their services pursuant to a two-party agreement with either the program sponsor or client or pursuant to a three-party agreement including the program sponsor and the client. The program sponsor firms have the ability to add or remove advisers from their programs in their discretion and if removed from a program all of the investment management agreements with clients in the program would be terminated. The Company's investment adviser subsidiaries participate in numerous such programs.